Rhinebeck Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2024

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, April 25, 2024 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended March 31, 2024 of $1.1 million ($0.10 per basic and diluted share), which was $323,000, or 40.5%, higher than the comparable prior year period of $798,000 ($0.07 per basic and diluted share).

The increase in net income for the quarter ended March 31, 2024 was primarily due to an increase in non-interest income and decreases in the provision for credit losses and non-interest expenses, partially offset by a decrease in net interest income, as compared to the quarter ended March 31, 2023. The Company’s return on average assets and return on average equity were 0.34% and 3.92% for the first quarter of 2024, respectively, as compared to 0.24% and 2.95% for the first quarter of 2023, respectively.

President and Chief Executive Officer Michael J. Quinn said, “Our performance during the first quarter was an improvement over the past year as conditions appear to be stabilizing with the fast rising interest rates, high inflation and liquidity demands all seemingly behind us. I’m pleased to report that our net income for the quarter ended March 31, 2024, of $1.1 million improved by $323,000 over the comparable quarter in 2023. We increased our tangible book value per share to $10.10, an increase of 5.3% from March 31, 2023. We continue to focus on improving results through the beneficial pricing of assets and liabilities, as well as maintaining a continual focus on reducing operating costs.”

Income Statement Analysis

Net interest income decreased $968,000, or 9.8%, to $8.9 million for the three months ended March 31, 2024, from $9.9 million for the three months ended March 31, 2023. The decrease was primarily due to higher costs of deposits and borrowings, higher average balances on borrowings, and a shift in deposits from transaction accounts to higher-yielding certificates of deposit. The decrease was partially offset by higher yields on interest earning assets. The increased yield on interest-earning assets and the increased costs of our interest-bearing liabilities were mostly due to the rising interest rate environment over the past year.

For the three months ended March 31, 2024, the average balance of interest-earning assets decreased by $23.0 million, or 1.8%, to $1.22 billion while the average yield improved by 39 basis points to 5.14%, when compared to the three months ended March 31, 2023. The average balance of interest-bearing liabilities increased by $12.0 million, or 1.3%, primarily due to the increase in the average balance of FHLB advances while the cost of interest-bearing liabilities increased by 82 basis points to 2.92%. The overall net interest margin decreased by 29 basis points to 2.92% and the overall interest rate spread decreased by 43 basis points to 2.22% for the three months ended March 31, 2024.

The provision for credit losses on loans decreased by $931,000, or 91.8%, from $1.0 million for the quarter ended March 31, 2023 to $83,000 for the current quarter. The decrease was primarily attributable to decreased loan production during the quarter, changes to qualitative factors in response to improving economic conditions and decreased charge-offs.

Net charge-offs decreased $164,000 from $414,000 for the first quarter of 2023 to $250,000 for the first quarter of 2024. The decrease was primarily due to decreased net charge-offs in indirect automobile loans of $208,000. The percentage of overdue account balances to total loans decreased to 1.84% as of March 31, 2024 from 1.90% as of December 31, 2023, while non-performing assets increased $354,000, or 8.4%, to $4.6 million at March 31, 2024.

Non-interest income totaled $1.5 million for the three months ended March 31, 2024, an increase of $130,000, or 9.4%, from the comparable period in 2023, due primarily to an increase of $72,000, or 23.3%, in investment advisory income resulting from the improved investment market and economic conditions, an increase of $36,000 in the net gain on sales of mortgage loans as we sold $2.0 million of residential mortgage loans in the first quarter of 2024 as compared to $1.1 million in the first quarter of 2023, and an increase of $35,000 in service charges on deposit accounts.

For the first quarter of 2024, non-interest expense totaled $8.9 million, a decrease of $326,000, or 3.5%, over the comparable period in 2023. The decrease was primarily due to a $248,000, or 4.7%, decrease in salaries and benefits due to a Company-wide reduction in force of approximately 5% in the first quarter of 2023. Other non-interest expense decreased $108,000, or 6.6%, primarily due to decreased retail banking expenses. FDIC deposit insurance and other insurance decreased $29,000, or 10.3%, primarily due a decreased assessment rate while occupancy expense decreased $26,000, or 2.4%, due to a branch closure in the first quarter of 2024. Professional fees, data processing fees and marketing expense increased by $48,000, $23,000 and $17,000, respectively, partially offsetting the other decreases in non-interest expense.

Balance Sheet Analysis

Total assets decreased $14.4 million, or 1.1%, to $1.30 billion at March 31, 2024 from $1.31 billion at December 31, 2023. Available for sale securities decreased $9.3 million, or 4.9%, primarily due to paydowns, calls and maturities of $8.5 million, and an increase in unrealized loss on available for sale securities of $734,000. Cash and cash equivalents increased $8.5 million, or 38.6%, primarily due to an increase in deposits held at the Federal Reserve Bank of New York as our customer deposits increased and loans and securities decreased. Loans receivable decreased $15.5 million to $993.3 million, as compared to December 31, 2023, primarily due to a decrease in indirect automobile loans of $27.2 million, or 6.9%, reflecting a strategic decision to decrease that loan portfolio as a percentage of our balance sheet. Partially offsetting the decreases in automobile loans were increases in commercial real estate loans of $9.5 million, or 2.2%, residential real estate loans of $1.6 million, or 2.1%, and commercial and industrial loans of $2.4 million, or 2.7%. Federal Home Loan Bank stock decreased $900,000 as borrowings decreased, property and equipment decreased $3.0 million, or 16.9%, as the Beacon branch office was sold in February of 2024 for $2.9 million. Other assets increased $5.5 million, or 28.8%, as a bond matured at the end of the month and was awaiting settlement.

Past due loans decreased $874,000, or 4.6%, between December 31, 2023 and March 31, 2024, finishing at $18.3 million, or 1.84%, of total loans, down from $19.2 million, or 1.90%, of total loans at year-end 2023. Our allowance for credit losses was 0.80% of total loans and 174.85% of non-performing loans at March 31, 2024 as compared to 0.81% of total loans and 194.31% of non-performing loans at December 31, 2023. Non-performing assets totaled $4.6 million and included no other real estate owned at March 31, 2024. At December 31, 2023, non-performing assets totaled $4.2 million and included $25,000 in other real estate owned.

Total liabilities decreased $15.0 million, or 1.3%, to $1.18 billion at March 31, 2024 from $1.20 billion at December 31, 2023 due to a decrease in borrowings partially offset by an increase in deposits. Advances from the Federal Home Loan Bank decreased $20.0 million, or 15.6%. Deposits increased $6.5 million, or 0.6%. Interest bearing deposits increased $19.4 million, or 2.5%, reflecting a shift in deposits from transaction accounts to higher yielding time deposits and money market accounts as customers sought increasing yields on their deposits while non-interest bearing deposits decreased $12.8 million, or 5.1%, due to increased competition for deposits. At March 31, 2024, uninsured deposits remained steady at approximately 29% of the Bank’s total deposits.

Stockholders' equity increased $587,000, or 0.5%, to $114.3 million at March 31, 2024. The increase was primarily due to net income of $1.1 million, partially offset by a $580,000 increase in accumulated other comprehensive loss primarily reflecting valuation changes in our available-for-sale securities portfolio due to current financial market conditions. The Company's ratio of average equity to average assets was 8.77% for the three months ended March 31, 2024 and 8.19% for the year ended December 31, 2023.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its thirteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s or the Bank’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Interest and Dividend Income
Interest and fees on loans	$14,381	$13,395
Interest and dividends on securities	1,037	1,018
Other income	217	189
Total interest and dividend income	15,635	14,602
Interest Expense
Interest expense on deposits	5,134	3,970
Interest expense on borrowings	1,605	768
Total interest expense	6,739	4,738
Net interest income	8,896	9,864
Provision for credit losses	83	1,014
Net interest income after provision for credit losses	8,813	8,850
Non-interest Income
Service charges on deposit accounts	743	708
Net gain on sales of loans	46	10
Increase in cash surrender value of life insurance	184	160
Net gain from sale of other real estate owned	4	—
(Loss) gain on disposal of premises and equipment	(18)	17
Investment advisory income	381	309
Other	166	172
Total non-interest income	1,506	1,376
Non-interest Expense
Salaries and employee benefits	4,992	5,240
Occupancy	1,053	1,079
Data processing	495	472
Professional fees	414	366
Marketing	121	104
FDIC deposit insurance and other insurance	253	282
Amortization of intangible assets	21	24
Other	1,528	1,636
Total non-interest expense	8,877	9,203
Income before income taxes	1,442	1,023
Provision for income taxes	321	225
Net income	$1,121	$798

Earnings per common share:
Basic	$0.10	$0.07
Diluted	$0.10	$0.07

Weighted average shares outstanding, basic	10,748,006	10,881,885
Weighted average shares outstanding, diluted	10,844,287	11,021,395

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
Assets
Cash and due from banks	$13,825	$14,178
Federal funds sold	15,298	7,524
Interest bearing depository accounts	1,549	427
Total cash and cash equivalents	30,672	22,129

Available for sale securities (at fair value)	182,645	191,985
Loans receivable (net of allowance for credit losses of $7,973 and $8,124, respectively)	993,346	1,008,851
Federal Home Loan Bank stock	5,614	6,514
Accrued interest receivable	4,611	4,616
Cash surrender value of life insurance	30,215	30,031
Deferred tax assets (net of valuation allowance of $593 and $598, respectively)	10,070	9,936
Premises and equipment, net	14,592	17,567
Other real estate owned	—	25
Goodwill	2,235	2,235
Intangible assets, net	225	246
Other assets	24,559	19,067
Total assets	$1,298,784	$1,313,202
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$236,957	$249,793
Interest bearing	800,067	780,710
Total deposits	1,037,024	1,030,503

Mortgagors’ escrow accounts	7,301	9,274
Advances from the Federal Home Loan Bank	108,064	128,064
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	26,968	26,521
Total liabilities	1,184,512	1,199,517

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,072,607)	111	111
Additional paid-in capital	45,951	45,959
Unearned common stock held by the employee stock ownership plan	(3,219)	(3,273)
Retained earnings	101,507	100,386
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(26,657)	(26,077)
Defined benefit pension plan, net of taxes	(3,421)	(3,421)
Total accumulated other comprehensive loss	(30,078)	(29,498)
Total stockholders’ equity	114,272	113,685
Total liabilities and stockholders’ equity	$1,298,784	$1,313,202

Rhinebeck Bancorp, Inc. and Subsidiary

Average Balance Sheet (Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,
	2024			2023
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)
Assets:
Interest bearing depository accounts and federal funds sold	$17,274	$217	5.05%	$17,691	$189	4.33%
Loans(1)	1,009,612	14,381	5.73%	1,002,908	13,395	5.42%
Available for sale securities	190,900	870	1.83%	223,067	936	1.70%
Other interest-earning assets	6,441	167	10.43%	3,523	82	9.44%
Total interest-earning assets	1,224,227	15,635	5.14%	1,247,189	14,602	4.75%
Non-interest-earning assets	88,866			87,547
Total assets	$1,313,093			$1,334,736
Liabilities and equity:
NOW accounts	$123,779	$42	0.14%	$144,128	$49	0.14%
Money market accounts	188,896	1,259	2.68%	281,198	1,835	2.65%
Savings accounts	147,116	132	0.36%	174,370	157	0.37%
Certificates of deposit	333,342	3,681	4.44%	243,675	1,909	3.18%
Total interest-bearing deposits	793,133	5,114	2.59%	843,371	3,950	1.90%
Escrow accounts	7,017	20	1.15%	7,761	20	1.05%
Federal Home Loan Bank advances	122,993	1,507	4.93%	60,007	681	4.60%
Subordinated debt	5,155	98	7.65%	5,155	87	6.84%
Total other interest-bearing liabilities	135,165	1,625	4.84%	72,923	788	4.38%
Total interest-bearing liabilities	928,298	6,739	2.92%	916,294	4,738	2.10%
Non-interest-bearing deposits	243,017			283,887
Other non-interest-bearing liabilities	26,620			24,979
Total liabilities	1,197,935			1,225,160
Total stockholders’ equity	115,158			109,576
Total liabilities and stockholders’ equity	$1,313,093			$1,334,736
Net interest income		$8,896			$9,864
Interest rate spread			2.22%			2.65%
Net interest margin(2)			2.92%			3.21%
Average interest-earning assets to average interest-bearing liabilities			131.88%			136.11%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $17,000 and $16,000 for the three months ended March 31, 2024 and 2023, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.
(3)	Annualized.

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2024	2023	2023

Performance Ratios (1):
Return on average assets (2)	0.34%	0.24%	0.33%
Return on average equity (3)	3.92%	2.95%	4.03%
Net interest margin (4)	2.92%	3.21%	3.06%
Efficiency ratio (5)	85.34%	81.88%	83.28%
Average interest-earning assets to average interest-bearing liabilities	131.88%	136.11%	133.80%
Total gross loans to total deposits	95.84%	91.68%	97.87%
Average equity to average assets (6)	8.77%	8.21%	8.19%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.80%	0.91%	0.81%
Allowance for credit losses on loans as a percent of non-performing loans	174.85%	160.52%	194.31%
Net charge-offs to average outstanding loans during the period	(0.02)%	(0.04)%	(0.21)%
Non-performing loans as a percent of total gross loans	0.46%	0.57%	0.41%
Non-performing assets as a percent of total assets	0.35%	0.42%	0.32%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	12.26%	11.36%	11.96%
Total capital (to risk-weighted assets)	12.99%	12.16%	12.70%
Common equity Tier 1 capital (to risk-weighted assets)	12.26%	11.36%	11.96%
Tier 1 leverage ratio (to average total assets)	10.28%	9.68%	10.10%

Other Data:
Book value per common share	$ 10.32	$ 9.81	$ 10.27
Tangible book value per common share(8)	$ 10.10	$ 9.59	$ 10.04

(1)	Performance ratios for the three month periods ended March 31, 2024 and 2023 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	March 31,		December 31,
	2024	2023	2023
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$114,272	$110,717	$113,685
Total shares outstanding	11,073	11,284	11,073
Book value per common share	$10.32	$9.81	$10.27
Total common equity
Total shareholders' equity (book value) (GAAP)	$114,272	$110,717	$113,685
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(225)	(310)	(246)
Tangible common equity (non-GAAP)	$111,812	$108,172	$111,204
Tangible book value per common share
Tangible common equity (non-GAAP)	$111,812	$108,172	$111,204
Total shares outstanding	11,073	11,284	11,073
Tangible book value per common share (non-GAAP)	$10.10	$9.59	$10.04

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com